EXHIBIT A

Transactions in Shares of the Issuer During the Last 60 Days

The following table sets forth all transactions in the Shares effected in the past sixty days by the Reporting Persons. Except as otherwise noted, all such transactions were effected in the open market through brokers and the price per share is net of commissions.

JANA

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
1/10/2017	31,868	77.22
1/10/2017	30,681	77.19
1/10/2017	105,000	77.21
1/11/2017	82,309	77.44
1/11/2017	30,445	77.39
1/12/2017	119,658	80.23
1/12/2017	179,505	80.24
1/12/2017	30,999	80.00
1/12/2017	45,200	80.02
1/13/2017	50,000	82.08
1/13/2017	109,192	81.91
1/13/2017	15,000	81.90
1/13/2017	14,900	82.36
1/17/2017	217,235	80.46
1/17/2017	436,148	80.88
1/17/2017	100,000	79.89
1/17/2017	31,632	80.26
1/18/2017	240,626	79.50
1/18/2017	60,120	78.64
1/18/2017	25,000	79.42
1/19/2017	95,105	79.17
1/19/2017	65,900	79.82
1/19/2017	224,408	79.47
1/20/2017	36,454	79.27
1/20/2017	55,755	79.25
1/23/2017	61,202	78.84
1/23/2017	30,400	78.70
1/23/2017	34,915	78.93
1/23/2017	485,100	78.86
1/24/2017	40,909	79.11
1/24/2017	22,485	78.76
1/24/2017	31,500	79.18
1/25/2017	1,750	79.94
1/27/2017	198,250	79.33
1/30/2017	42,877	78.01
1/30/2017	318,123	78.07
1/31/2017	161,789	78.06
2/1/2017	72,200	78.17
2/1/2017	150,000	78.3
2/1/2017	36,000	78.31
2/3/2017	80,000	80.48
2/6/2017	88,100	78.63
2/6/2017	279,500	78.38
2/13/2017	25,000	81.78
2/14/2017	53,065	82.86
2/14/2017	49,735	83.15